    Exhibit 10.29
Execution Version

DELIVERED VIA EMAIL
December 31, 2021

Collaborative Care Holdings, LLC
11000 Optum Circle
Eden Prairie, MN 55344
E-mail: troy.borca@optum.com
Attention: Troy Borca
With a copy to:

OptumInsight, Inc.
11000 Optum Circle
Eden Prairie, MN 55344
E-mail: elizabeth.soderberg@optum.com
Attention: General Counsel
Ladies and Gentlemen:
Reference is made to (i) that certain Equity Appreciation Fee Right Agreement (as amended, restated or otherwise modified from time to time, the “2019 EAR”), dated as of December 20, 2019, by and between Cure TopCo, LLC, a Delaware limited liability company (the “Company”), and Collaborative Care Holdings, LLC, a Delaware limited liability company (“CCH” and, together with the Company, the “Parties”) and (ii) that certain 2020 Equity Appreciation Fee Right Agreement (as amended, restated or otherwise modified from time to time, the “2020 EAR” and, together with the 2019 EAR, the “EARs”), dated as of August 5, 2020, by and between the Company and CCH. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the 2019 EAR, 2020 EAR or SOW No. 7 (as defined below), as applicable.
Concurrently with the execution and delivery of this letter agreement (the “Letter Agreement”) by the Parties, and as a condition to the willingness of the Parties to enter into this Letter Agreement, the Parties (or the relevant affiliates thereof) are amending and modifying certain SOWs under the CCA, including SOW No. 7, to, among other things, extend the term of SOW No. 7 through June 30, 2026 and establish certain volume commitments through June 30, 2026.
In consideration of the mutual covenants and agreements set forth in this Letter Agreement, the Company and CCH, intending to be legally bound, hereby agree as follows:
1.New Floor Value. By entering into this Letter Agreement, subject to the terms and conditions herein, the Company hereby grants to CCH the right to receive payment of the amount, if any, by which (A) the Floor Value exceeds (B) the Aggregate EAR Value (as defined below) (such excess, the “Floor Payment Amount”). Subject to the terms and conditions herein (including, for the avoidance of doubt, the forfeiture provisions contained herein), one hundred percent (100%) of the Floor Value shall vest as of the Effective Date.
2.Definitions. As used in this Letter Agreement, the following terms have the respective meanings set forth below:
(a)“2019 EAR Value” means the cumulative amount paid to CCH by the Company in respect of the vested and non-forfeited portion of the 2019 EAR, whether or not previously exercised, as of the date of (and after giving effect to) final exercise in connection with a Change in Control or Corporate Transaction. For the avoidance of doubt, in the event that the 2019 EAR is partially exercised pursuant to Section 5 of the 2019 EAR, the “2019 EAR Value” shall include any and all payments made in respect of prior exercises of any portion of the 2019 EAR through the date upon which the non-forfeited portion of the 2019 EAR has been fully and finally exercised.
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(b)“2020 EAR Value” means the cumulative amount paid to CCH by the Company in respect of the vested and non-forfeited portion of the 2020 EAR, whether or not previously exercised, as of the date of (and after giving effect to) final exercise in connection with a Change in Control or Corporate Transaction. For the avoidance of doubt, in the event that the 2020 EAR is partially exercised pursuant to Section 5 of the 2020 EAR, the “2020 EAR Value” shall include any and all payments made in respect of prior exercises of any portion of the 2020 EAR through the date upon which the non-forfeited portion of the 2020 EAR has been fully and finally exercised.
(c) “2023 Floor Payment Forfeiture Amount” means two-sevenths of the Floor Payment Amount, if, and only if, 100% of the SOW 2023 Target, as set forth in SOW No. 7 and as finally determined pursuant to Section 4 hereof, fails to be achieved on or prior to December 31, 2023.
(d)“2024 Floor Payment Forfeiture Amount” means two-sevenths of the Floor Payment Amount, if, and only if, 100% of the SOW 2024 Target, as set forth in SOW No. 7 and as finally determined pursuant to Section 4 hereof, fails to be achieved on or prior to December 31, 2024.
(e)“2025 Floor Payment Forfeiture Amount” means two-sevenths of the Floor Payment Amount, if, and only if, 100% of the SOW 2025 Target, as set forth in SOW No. 7 and as finally determined pursuant to Section 4 hereof, fails to be achieved on or prior to December 31, 2025.
(f)“2026 Floor Payment Forfeiture Amount” means one-seventh of the Floor Payment Amount, if, and only if, 100% of the SOW 2026 Target, as set forth in SOW No. 7 and as finally determined pursuant to Section 4 hereof, fails to be achieved on or prior to June 30, 2026.
(g)“Acquired Visits” shall mean either (or both) (i) in the event that the Company directly or indirectly acquires any Person or business after the date hereof, any Visits actually performed by any such acquisition target in respect of any commercial arrangements or other agreements with UHS or its direct or indirect subsidiaries and (ii) in the event that CCH directly or indirectly acquires any Person or business after the date hereof, any Visits actually performed for any such acquisition target in respect of any commercial arrangements or other agreements with the Company or its direct or indirect subsidiaries.
(h)“Aggregate EAR Value” means the sum of the 2019 EAR Value and the 2020 EAR Value.
(i)“CCA” means the Clinical Consultant Agreement, dated as of March 30, 2015, by and between Signify Health, LLC (“Signify”), a wholly-owned subsidiary of the Company, and United HealthCare Services, Inc. (“UHS”), together with any statements of work delivered or entered into pursuant to the terms thereof (as amended, restated or otherwise modified from time to time).
(j)“‘Class A Shares” shall mean shares of Class A Common Stock of Signify Health, Inc.
(k)“Effective Date” means December 31, 2021.
(l)“Floor Payment Aggregate Forfeiture Amount” means the sum of, if any, the 2023 Floor Payment Forfeiture Amount, 2024 Floor Payment Forfeiture Amount, 2025 Floor Payment Forfeiture Amount and 2026 Floor Payment Forfeiture Amount.
(m)“Floor Payment Forfeiture Amount” means, as applicable based on the context, each of the 2023 Floor Payment Forfeiture Amount, 2024 Floor Payment Forfeiture Amount, 2025 Floor Payment Forfeiture Amount and 2026 Floor Payment Forfeiture Amount.

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(n)“Floor Value” means One Hundred Eighteen Million Five Hundred Thousand Dollars ($118,500,000); provided, that, in the event that (i) one hundred percent (100%) of Annual Target III (as defined in the 2019 EAR) has not been achieved by December 31, 2022 and/or (ii) one hundred percent (100%) of Target III (as defined in the 2020 EAR) has not been achieved during the Target III Measurement Period (as defined in the 2020 EAR), then the Floor Value shall be decreased by a proportionate percentage equal to the aggregate percentage, if any, by which the Aggregate EAR Value was decreased as a result of the applicable target or targets not being achieved (i.e., if the Aggregate EAR Value is decreased by ten percent (10%), then the Floor Value would be proportionately decreased by ten percent (10%)).
(o)“SOW No. 7” means that certain Statement of Work No. 7 to the CCA (as amended, restated or modified from time to time, including, for the avoidance of doubt, Amendment No. 4 thereto).
(p)“SOW 2023 Target” means a number of Visits equal to or greater than the number of Visits opposite the year 2023 in the table in Section 10.3.2 of Amendment No. 4 to SOW No. 7.
(q)“SOW 2024 Target” means a number of Visits equal to or greater than the number of Visits opposite the year 2024 in the table in Section 10.3.2 of Amendment No. 4 to SOW No. 7.
(r)“SOW 2025 Target” means a number of Visits equal to or greater than the number of Visits opposite the year 2025 in the table in Section 10.3.2 of Amendment No. 4 to SOW No. 7.
(s)“SOW 2026 Target” means a number of Visits equal to or greater than the number of Visits opposite the period beginning January 1, 2026 and ending June 30, 2026 in the table in Section 10.3.2 of Amendment No. 4 to SOW No. 7.
(t)“SOW Target” means, as applicable based on the context, SOW 2023 Target, SOW 2024 Target, SOW 2025 Target or SOW 2026 Target, in each case, as set forth in SOW No. 7.
(u)“Visits” has the meaning set forth in SOW No. 7.
3.Payment.
(a)Upon final exercise of the remaining unexercised, vested and non-forfeited portion of each of the 2019 EAR and 2020 EAR in connection with a Change in Control or Corporate Transaction (the date of such Change in Control or Corporate Transaction, the “Trigger Date”), an amount equal to the Floor Payment Amount less the Floor Payment Aggregate Forfeiture Amount, if any (as finally determined pursuant to Section 4 hereof), shall automatically become payable, at the Company’s option, in cash or by issuance of Class A Shares, within thirty (30) days of the Trigger Date; provided, that, if the achievement of any SOW Target has not been determined prior to the Trigger Date, the Floor Payment Forfeiture Amount linked to such SOW Target (i) shall be held back and not be paid in connection with such Change in Control or Corporate Transaction; (ii) shall only become payable if such SOW Target is achieved after the Trigger Date, in which case the amount withheld in respect of the Floor Payment Forfeiture Amount linked to such SOW Target shall become payable within thirty (30) days of final determination of the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries pursuant to Section 4 for the applicable fiscal year (or six-month period ended June 30, 2026, as applicable); and (iii) shall be automatically forfeited if such SOW Target fails to be achieved by end of such year (or six-month period ended June 30, 2026, as applicable). In the event a Trigger Date occurs after December 31 of a year and prior to final determination of whether the applicable SOW Target has been achieved during such fiscal year (or six-month period ended June 30, 2026, as applicable)

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pursuant to Section 4, any payment for such fiscal year (or six-month period ended June 30, 2026, as applicable) shall be deferred until final determination of the achievement of such SOW Target pursuant to Section 4.
(b)For the avoidance of doubt, if a SOW Target fails to be achieved within the applicable fiscal year or six-month period ended June 30, 2026, as applicable (as finally determined pursuant to Section 4 hereof), the applicable Floor Payment Forfeiture Amount linked to the SOW Target for such fiscal year (or six-month period ended June 30, 2026, as applicable) shall be automatically forfeited and shall reduce the Floor Payment Amount without any further action required by the Parties.
(c)Notwithstanding anything to the contrary in the foregoing clauses (a) and (b), or the definitions set forth in Section 2 above, in the event that (i) the Company or any applicable Affiliate of the Company either (x) materially fails to meet its obligations to perform the number of Visits in accordance with SOW No. 7 or (y) materially breaches SOW No. 7 or the CCA, (ii) such failure to perform or breach (as applicable) remains uncured for sixty (60) days following the receipt by the Company of written notice from CCH and (iii) the Company’s continued failure to perform or breach (as applicable) is the primary cause of CCH or any applicable Affiliate of CCH failing to achieve a SOW Target, then such SOW Target shall be deemed to have been achieved solely for the purposes of this Letter Agreement. For the avoidance of doubt, the dispute mechanism provisions of Section 4 shall apply in the event the Parties are unable to agree whether a material failure to perform or material breach (as applicable) has occurred (provided, that such provisions shall be applied mutatis mutandis, with respect to whether a material failure to perform or material breach (as applicable) has occurred).
(d)Notwithstanding anything to the contrary contained herein, if CCH or any applicable Affiliate of CCH terminates the CCA or SOW No. 7 either for convenience or in connection with a Change in Control of Vendor (as defined in Section 13.4 of the CCA) (such termination, a “Termination Event”; such date of termination, the “Termination Date”):
i.following the Trigger Date, then the payments deferred pursuant to Section 3(a)(i) (i.e., because the SOW Targets linked to such payments have not been achieved and finally determined prior to the Termination Date) shall be automatically and irrevocably forfeited without any further action being required by the Parties; or
ii.prior to the Trigger Date, then an amount equal to the Floor Payment Amount less the Floor Payment Aggregate Forfeiture Amount (which, for the avoidance of doubt, shall include any Floor Payment Forfeiture Amounts linked to SOW Targets that have not been achieved and finally determined pursuant to Section 4 prior to the Termination Date) shall become automatically payable, at the Company’s option, in cash or by issuance of Class A Shares, within thirty (30) days of the Trigger Date.
(e)Class A Shares issued as consideration hereunder shall be valued based on the volume-weighted average trading price of a Class A Share over a period of thirty (30) calendar days immediately preceding (i) the Trigger Date (in the event that the applicable Floor Payment Amount is triggered by a Change in Control or Corporate Transaction and such payment is made in respect of the portion of the Floor Payment Amount that is not subject to holdback based on SOW Targets that have not been finally determined prior to the applicable Trigger Date) or (ii) the date of final determination pursuant to Section 4 (in the event that the applicable portion of the Floor Payment Amount becomes payable upon achievement of a SOW Target following the applicable Trigger Date).

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(f)For the avoidance of doubt, CCH shall not be entitled to receive any payment pursuant to this Letter Agreement in respect of the Floor Value if the Aggregate EAR Value is greater than the Floor Value as of the Trigger Date.
4.SOW Target Statement; Disputes.
(a)No later than sixty (60) Business Days after (i) December 31, 2023 for SOW 2023 Target, (ii) December 31, 2024 for SOW 2024 Target, (iii) December 31, 2025 for SOW 2025 Target and (iv) June 30, 2026 for SOW 2026 Target, as applicable, the Company shall deliver a written statement setting forth the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries during such fiscal year (or for the six-month period ended June 30, 2026, as applicable) (such statement, the “SOW Target Statement”). During the thirty (30) Business Day period following CCH’s receipt of the SOW Target Statement, CCH shall have the opportunity to review the SOW Target Statement, and if CCH disagrees with the calculation of any items therein, it shall notify the Company in writing (“Notice of Disagreement”) of such disagreement within such thirty (30) Business Day period. Any Notice of Disagreement shall specify in reasonable detail the specific amount(s) disputed, CCH’s rational for such dispute(s) and its proposed calculation for such disputed amount(s). The SOW Target Statement shall become final and binding upon the Parties on the thirtieth (30th) Business Day following delivery thereof by the Company to CCH, unless CCH delivers a Notice of Disagreement to the Company before such date in accordance with this subsection (a).
(b)In the event that a Notice of Disagreement is delivered within the thirty (30) Business Day period, then CCH and the Company shall negotiate in good faith for up to thirty (30) days (or such longer period as they may mutually agree) to come to mutual agreement with respect to the determination of the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries during the applicable fiscal year (or six-month period ended June 30, 2026, as applicable). During such period, the Company shall provide CCH with such information as it may reasonably request in order to evaluate the SOW Target Statement; provided, that such information shall be subject to the confidentiality obligations of Section 5(m) hereof and CCH shall be required to sign customary auditor access letters prior to being provided with any information that the auditors of any relevant entity may require be subject to such access letters.
(c)If CCH and the Company are unable to reach agreement pursuant to clause (i), then CCH and the Company shall jointly engage an auditing firm of national standing mutually agreed by the Company and CCH (the “Appraiser”) to resolve such dispute (acting as an expert and not an arbitrator) within thirty (30) days after such Appraiser is engaged in accordance with this Letter Agreement.
(d)The engagement with the Appraiser shall contain customary confidentiality provisions reasonably acceptable to the Company and the Appraiser may be required to enter into customary auditors access letters with respect to any information that the auditors of any relevant entity may require be subject to such access letters. CCH and the Company shall each use commercially reasonable efforts to cause the Appraiser to deliver a written report containing its calculation of the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries during the applicable measurement period within thirty (30) days of the engagement thereof.
(e)CCH and the Company shall each provide the Appraiser with a written statement setting forth its proposed determination of the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries during the applicable measurement period together with such supporting presentations and materials as it may deem appropriate within ten (10) Business Days following engagement of the Appraiser. In addition, the Company shall make available, with advance notice during normal business hours, to the Appraiser the books and records of any relevant entity and the relevant members of executive management and properties of such companies, as well as any documents or

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work papers used in the preparation of the financial statements of such entities as the Appraiser may reasonably request. Each Party shall provide the other with complete and accurate copies of all materials provided to the Appraiser, which, in the case of materials received by CCH, shall be subject to Section 5(m) hereof (and the execution of customary auditors access letters as described above).
(f)The Appraiser shall issue a report (or reports) regarding its (or their) determination of the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries during the applicable measurement period; provided, that the Appraiser may not select a number higher than the number proposed by CCH or lower than the number proposed by the Company. The Appraiser report(s) (or the midpoint valuation of the values in each report, as applicable) shall be final and binding on CCH and the Company for purposes of this Letter Agreement and shall be enforceable as an arbitration award would be, except that the activities of the Appraiser and the procedures and submissions contemplated hereby are intended to be less formal than many arbitrations and no formal rules of arbitration shall be followed (including with respect to rules of procedure and discovery).
(g)The fees, costs and expenses of the Appraiser shall be borne equally by CCH and the Company.
(h)Notwithstanding any provision of this Letter Agreement to the contrary, if the amount of any payment to be made hereunder is being disputed by the parties, the deadline for payment shall be extended to 5:00 p.m. on the fifth (5th) Business Day following the final resolution of such dispute in accordance with the terms of this Letter Agreement.
(i)Once the SOW Target Statement has been mutually agreed upon pursuant to this Section 4, if the SOW Target fails to be achieved as finally determined pursuant to the SOW Target Statement, then the applicable Floor Payment Forfeiture Amount linked to such SOW Target shall automatically be forfeited without any further action being required by the Parties. In the event a Change in Control or Corporate Transaction occurs after December 31 of the applicable fiscal year (or six-month period ended June 30, 2026, as applicable) for such target and prior to final determination of the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries during such fiscal year (or for the six-month period ended June 30, 2026, as applicable), the Company shall make appropriate provision for the payment of an amount equal to the applicable Floor Payment Forfeiture Amount linked to the final determination of the number of Visits actually performed by Signify and/or its direct and indirect subsidiaries during such fiscal year (or six-month period ended June 30, 2026, as applicable) and may defer payment until final determination of such number of Visits in accordance with this Letter Agreement, and which shall only be paid if such Floor Payment Forfeiture Amount is not forfeited.
5.Miscellaneous.
(a)Entire Agreement. This Letter Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between the Parties hereto with respect to the subject matter hereof. In the event of an inconsistency or conflict between the terms of this Letter Agreement and any EAR, the terms of this Letter Agreement shall control.
(b)Counterparts. This Letter Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Letter Agreement may be executed by electronic transmission (including, but not limited to, DocuSign), each of which shall be deemed an original.
(c)Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party and delivered (a) personally, (b) by e-mail (provided that notice by e-mail shall only be

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deemed delivered if a copy of said notice is also sent within one (1) Business Day in accordance with clause (c)), or (c) nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows (or to such other address as the Company or CCH may provide in accordance with this Section):
If to the Company:
Cure TopCo, LLC
c/o Signify Health
4055 Valley View Ln, Suite 400
Dallas, TX 75244
E-mail: karmbrester@signifyhealth.com; amcananey@signifyhealth.com Attention: Kyle Armbrester; Adam McAnaney with copies to (which shall not constitute notice):
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
E-mail: John,Sorkin@ropesgray.com; Garrett.Charon@ropesgray.com
Attention: John Sorkin, Esq.; Garrett Charon, Esq.
and
New Mountain Partners V, L.P. c/o New Mountain Capital, L.L.C.
1633 Broadway, 48th Floor
New York, New York 10019
E-mail: mholt@newmountaincapital.com and kpeterson@newmountaincapital.com Attention: Matthew Holt and Kyle Peterson

If to CCH:
Collaborative Care Holdings, LLC
11000 Optum Circle
Eden Prairie, MN 55344
E-mail: troy.borca@optum.com
Attention: Troy Borca
with copies to (which shall not constitute notice):
Optumlnsight, Inc.
11000 Optum Circle Eden Prairie, MN 55344 E-mail: elizabeth.soderberg@optum.com Attention: General Counsel
Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 S. Seventh Street
Minneapolis, MN 55402-3901
E-mail: ben.stacke@faegredrinker.com Attention: Ben Stacke, Esq.
Such notice shall be deemed given one (1) Business Day after delivery in conformity with the terms of this Section 5(c).
(d)Successor and Assigns. This Letter Agreement and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the Parties and the successors and assigns of the Company and CCH, subject to Section 5(e).
(e)No Third-Party Beneficiaries. This Letter Agreement is for the sole benefit of the Company and its successors and, in the case of CCH, its permitted successors in accordance with Section 5(d) and nothing herein, express or implied, is intended to or

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shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Letter Agreement. Notwithstanding anything to the contrary contained herein, neither the Company nor the Company Board shall take or consent to any action under this Letter Agreement without obtaining the prior written consent of NMP V (which consent may be given or withheld in its sole discretion) to the extent specified herein and NMP V shall be deemed an express third party beneficiary of this Letter Agreement for purposes of enforcing this sentence and any other provision of this Letter Agreement referencing the consent of NMP V.
(f)Amendment and Modification; Waiver. Except as otherwise provided herein, any term of this Letter Agreement may be amended or waived only with the written consent of the Company (subject to receipt of the written consent of NMP V) and by CCH. This Letter Agreement will terminate on the last date on which payment is made with respect to the SOW Targets.
(g)Severability. If any term or provision of this Letter Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Letter Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
(h)Governing Law. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.
(i)Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Letter Agreement or the transactions contemplated hereby may only be instituted in the federal courts of the United States of America located in New York County in the State of New York or the courts of the State of New York located in New York County in the State of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(j)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(k)No Strict Construction. This Letter Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(l)Subordination. CCH acknowledges and agrees that this Letter Agreement and all of the rights and obligations hereunder (whether or not expressly provided for herein) are subordinate to the Credit Agreement or any other third-party financing arrangement to which the Company and/or any of its direct and indirect subsidiaries is subject and the Company’s rights and obligations in respect thereof.

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(m)Confidentiality. CCH agrees that it will keep confidential and will not disclose, divulge or use for any purpose (other than in connection with resolution of any dispute hereunder solely to the extent provided under this Letter Agreement) any confidential information obtained from the Company or any of its Affiliates pursuant to the terms of this Letter Agreement or in connection with any dispute resolution process hereunder, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 5(m) by CCH), (b) is or has been independently developed or conceived by CCH without use of the Company’s confidential information or (c) is or has been made known or disclosed to CCH by a third party without a breach of any obligation of confidentiality such third party may have to the Company or its Affiliates; provided, however, that CCH may disclose confidential information (x) to its employees, Affiliates, attorneys, consultants and other professionals to the extent necessary to perform services in connection with the CCA; or (y) as may otherwise be required by law, provided that CCH promptly notifies the Company of such disclosure and takes such steps as are reasonably requested by the Company to minimize the extent of any such required disclosure and, at the expense of the Company, cooperate with the Company to obtain confidential treatment thereof; provided, that, in the case of clause (x), CCH shall instruct those to whom the information is provided of the confidentiality requirements of this Letter Agreement, and CCH will be liable for damages arising from any breaches of such confidentiality by any such Person described in clause (x). Notwithstanding anything to the contrary in this Agreement or otherwise, CCH may disclose to any person the tax treatment, tax strategies and tax structure of this Letter Agreement and all materials provided to CCH relating to such tax treatment, tax structure or tax strategies.
[Signature Pages Follow]

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Please acknowledge your agreement to the foregoing by countersigning this Letter Agreement in the space provided below and returning it to the undersigned.

Very truly yours,

CURE TOPCO, LLC
By: _____________________ Name: Steve Senneff Title: President and Chief Financial Officer

Accepted and agreed by:
SIGNIFY HEALTH, INC.
By: _____________________ Name: Steve Senneff Title: President and Chief Financial and Administrative Officer
NEW MOUNTAIN PARTNERS V, L.P. By: New Mountain Investments V, L.L.C., its General Partner

[Letter Agreement]

By: _____________________ Name: Adam Weinstein Title: Authorized Signatory Accepted and agreed by: COLLABORATIVE CARE HOLDINGS, LLC By: _____________________ Name: Title:

[Letter Agreement]

cc:     Faegre Drinker Biddle & Reath LLP
2200 Wells Fargo Center
90 S. Seventh Street
Minneapolis, MN 55402-3901
E-mail: ben.stacke@faegredrinker.com
Attention: Ben Stacke, Esq.

New Mountain Partners V, L.P.
c/o New Mountain Capital, L.L.C.
1633 Broadway, 48th Floor
New York, NY 10019
E-mail: mholt@newmountaincapital.com and kpeterson@newmountaincapital.com
Attention: Matthew Holt and Kyle Peterson
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
E-mail: John.Sorkin@ropesgray.com; Garrett.Charon@ropesgray.com
Attention: John Sorkin, Esq.; Garrett Charon, Esq.

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